FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
September 7, 2005                                 3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com
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                    FX Energy Provides Seismic Program Update

Salt Lake City, September 7, 2005, - FX Energy, Inc. (Nasdaq: FXEN) announced today that the seismic contracts have been signed and the permitting process has started for the acquisition of approximately 400 km of seismic in the Fences I and II project areas in western Poland. Field operations are expected to begin on or about September 15, 2005. The acquisition of seismic is intended to better delineate prospects that have already been identified on existing seismic lines and is also expected to provide specific drillsites on several of these prospects.

FX Energy also announced plans to drill three wildcat wells in Railroad Valley Nevada during the fourth quarter of this year. The three wells are part of a five well drilling program announced earlier this year. FX Energy holds a 50% interest in the wells.

FX Energy will hold a conference call on Wednesday, September 7, 2005 at 4:30 p.m. Eastern /2:30 p.m. Mountain time to discuss upcoming operations. Members of the public are invited to listen to the conference call through a live webcast. To access the webcast, please go to the "Company Presentations" page of FX Energy's web site, www.fxenergy.com. An archived version of the conference call will be available at the same location shortly following the conclusion of the call.

About FX Energy
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FX Energy, Inc., is an independent oil and gas company focused on exploration, development and production opportunities in the Republic of Poland. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.